EXHIBIT 10.32
FOURTH AMENDMENT TO LEASE
     This Fourth Amendment to Lease (this “Amendment”), dated as of May 10, 2006 (the “Amendment Date”), by and between iSTAR SUNNYVALE PARTNERS, L.P., a Delaware limited partnership (“Landlord”), and SILICON IMAGE, INC., a Delaware corporation (“Tenant”), amends and forms a part of the Lease, dated December 12, 2002, by and between Landlord and Tenant, as amended by the First Amendment to Lease dated July 23, 2003, by the Second Amendment to Lease dated February 17, 2004 and by the Third Amendment to Lease dated June 1, 2004 (collectively, the “Lease”).
RECITALS
     A. Capitalized terms used herein and not defined herein have the meanings specified in the Lease.
     B. Tenant currently leases the entirety of the interior space within the 1060 East Arques building and the entirety of the interior space within the 1070/1080 East Arques building.
     C. Landlord and Tenant desire to amend the Lease to expand the Leased Premises to include the entirety of the interior space within the 1090 East Arques building (the “1090 Expansion Premises”), subject to the terms and conditions set forth herein. The 1090 Expansion Premises are depicted in Schedule 1 attached hereto and consist of approximately 33,766 square feet.
AGREEMENTS
     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Expansion of Leased Premises.
     (a) Landlord and Tenant presently anticipate that possession of the 1090 Expansion Premises will be tendered to Tenant on September 1, 2006 (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the 1090 Expansion Premises to Tenant by the Estimated Delivery Date, then (i) the validity of the Lease and/or this Amendment shall not be affected or impaired thereby, (ii) Landlord shall not be in default under the Lease and/or this Amendment or be liable for damages therefor, and (iii) Tenant shall accept possession of the 1090 Expansion Premises on the date Landlord tenders possession thereof to Tenant, which date shall be the “1090 Expansion Premises Commencement Date”. By occupying the 1090 Expansion Premises, Tenant shall be deemed to have accepted the 1090 Expansion Premises “as is”, “where is” and with all faults, on and subject to the terms and conditions set forth in Paragraph 2.5 of the Lease, subject only to the following:
     (i) Landlord shall, at Landlord’s sole expense without possibility of reimbursement from Tenant, repair or replace any components of the Building’s Systems (as defined below) which (1) are not in good working condition for reasons other than the acts or omissions of Tenant or any of its employees, contractors, invitees, agents or other representatives (including any alterations of the applicable Building’s Systems by or on behalf of Tenant, whether in connection with the Tenant Improvements work or otherwise) and (2) Tenant, acting reasonably and in good faith, specifically identifies and describes as not being in good working condition in a written notice delivered to Landlord within thirty (30) days after the 1090 Expansion Premises Commencement Date (the “Warranty Period”), it being understood that, except for any components of the Building’s Systems so identified and described by Tenant before expiration of the Warranty Period, the Building’s Systems and the 1090 Expansion Premises shall be conclusively deemed to have been delivered in good working condition, subject only to clause (ii) below. Without limiting the foregoing, so long as Landlord provides Tenant with sufficient access to the 1090 Expansion Premises, Tenant shall use commercially reasonable efforts to evaluate the Building’s Systems and to identify and describe any problems with the Building’s Systems as soon as practicable following the Amendment Date, in order that Landlord may enforce any applicable rights it may have against the existing tenant in the 1090 Expansion Premises. As used herein, “Building’s Systems” means the HVAC, life-safety, plumbing, electrical, and mechanical systems of the 1090 East Arques building.
     (ii) Landlord shall, at Landlord’s sole expense without possibility of reimbursement from Tenant, replace the existing roof membrane of the 1090 East Arques building by July 31, 2007.
     (b) Effective as of the 1090 Expansion Premises Commencement Date, the definition of the “Leased Premises” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with the following:
“(1) All of the interior space within the 1060 East Arques building, including stairwells, connecting walkways, and atriums, consisting of approximately 50,819 square feet and, for purposes of this Lease, agreed to contain said number of square feet, (2) all of the interior space within the 1070/1080 East Arques building, including stairwells, connecting walkways, and atriums, consisting of approximately 58,984 square feet and, for purposes of this Lease, agreed to contain said number of square feet, and (3) all of the interior space within the 1090 East Arques building, including stairwells, connecting walkways, and atriums, consisting of approximately 33,766 square feet and, for purposes of this Lease, agreed to contain said number of square feet. Accordingly, the aggregate size of the Leased Premises shall be 143,569 square feet and, for purposes of this Lease, agreed to contain said number of square feet.”
     2. Lease Expiration Date. The Lease Expiration Date with respect to the entire Leased Premises (including, without limitation, the 1090 Expansion Premises) shall be July 31, 2011.
     3. Tenant’s Security Deposit. Upon execution of this Amendment, Tenant shall deposit with Landlord the amount of sixty-four thousand one hundred fifty-five and 40/100 dollars ($64,155.40) in order to increase Tenant’s Security Deposit to two hundred seventy-one thousand three hundred ninety-nine and 40/100 dollars ($271,399.40).
     4. Base Monthly Rent; Prepaid Rent for 1090 Expansion Premises.
     (a) Effective as of the 1090 Expansion Premises Commencement Date, the definition of “Base Monthly Rent” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with the following:

Month	Base Monthly Rent
(beginning on the 1090 Expansion Premises Commencement Date)
1	$114,160.27
2-12	$146,237.97

Month	Base Monthly Rent
13-24	$150,675.75
25-36	$155,216.29
37-48	$159,862.65
49-Lease Expiration Date	$164,618.01
     (b) Tenant acknowledges that the 1090 Expansion Premises are currently leased to Trident MicroSystems, Inc. (“Trident”) through August 31, 2006. Landlord shall give Tenant a credit in an amount equal to fifty percent (50%) of base rent actually received from Trident for the month of August, 2006 to be applied against the Base Monthly Rent payable by Tenant under the Lease for the month of August, 2006. In addition, if Trident fails to vacate the 1090 Expansion Premises by August 31, 2006, Landlord shall thereafter give Tenant a credit in an amount equal to fifty percent (50%) of any holdover base rent actually received from Trident to be applied on a monthly basis against the Base Monthly Rent payable by Tenant under the Lease for each applicable month.
     (c) Notwithstanding anything to the contrary herein, upon execution of this Amendment, Tenant shall pay to Landlord the amount of $40,519.20, which shall be applied to the Base Monthly Rent and Additional Rent due for the second (2nd) full month after the 1090 Expansion Premises Commencement Date; otherwise, full installments of Base Monthly Rent shall be payable on the first day of each calendar month pursuant to the Lease.
     5. Tenant’s Project Proportionate Share. Effective as of the 1090 Expansion Premises Commencement Date, the definition of the “Tenant’s Project Proportionate Share” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with sixty-six and 63/100 percent (66.63%).
     6. Tenant’s Building Proportionate Share. Effective as of the 1090 Expansion Premises Commencement Date, the definition of the “Tenant’s Building Proportionate Share” set forth in Article 1 of the Lease shall be and remain one hundred percent (100%).
     7. Tenant Improvement Work; Allowance. Paragraph 2.7 of the Lease is hereby deleted in its entirety and replaced with the following:
     “2.7 Tenant Improvement Work; Allowance; Additional Allowance.
     (a) Landlord shall provide Tenant with an improvement allowance of up to one million one hundred eighty-six thousand eight hundred twenty-two and 00/100 dollars ($1,186,822.00) (the “Allowance”); provided, however, that seven hundred eighty-one thousand six hundred thirty dollars ($781,630.00) of such Allowance has already been used prior to the Amendment Date, leaving an available balance of up to four hundred five thousand one hundred ninety-two and 00/100 dollars ($405,192.00). The Allowance shall be used to reimburse Tenant only for direct, reasonable costs incurred by Tenant in designing, constructing and installing improvements in the 1090 Expansion Premises (the “1090 Tenant Improvements”); provided, however, that any unused portion of the Allowance, not to exceed one hundred sixty-eight thousand eight hundred thirty and 00/100 dollars ($168,830.00), may be used to reimburse Tenant only for direct, reasonable costs incurred by Tenant in designing, constructing and installing improvements in the remainder of the Leased Premises, which improvements may include installing the underground conduit between the 1070/1080 East Arques building and the 1090

East Arques building (the “Ancillary Tenant Improvements”) (the 1090 Tenant Improvements and the Ancillary Tenant Improvements are collectively the “Tenant Improvements”); and provided further, however, that the Allowance shall not be used to reimburse Tenant for any costs incurred by Tenant in connection with signage, furniture, trade fixtures, equipment or moving. The Tenant Improvements shall be designed, constructed and installed in accordance with plans and specifications to be reasonably approved in advance by Landlord and in accordance with all applicable laws, ordinances and regulations, and shall be constructed by a general contractor that is licensed in the State of California and reasonably approved in advance by Landlord. Tenant Improvements work may commence upon the completion and execution of all required documentation and receipt of all required approvals and permits. Landlord shall pay to Tenant the Allowance when Tenant provides to Landlord receipts for all Tenant Improvements work and evidence that all such work has been paid for and completed free and clear of all mechanics’ and materialman’s liens; provided that Landlord shall have no obligation to pay any portion of the Allowance for any Tenant Improvements work that has not been so completed by December 31, 2007.
     (b) If Tenant notifies Landlord in writing within two (2) months after the Amendment Date that Tenant reasonably anticipates that the cost of the 1090 Tenant Improvements will exceed the Allowance, then Tenant shall have the right (but not the obligation) subsequently to receive from Landlord an additional allowance not to exceed one hundred sixty-eight thousand eight hundred thirty and 00/100 dollars ($168,830.00) (the “Additional Allowance”) to be used to reimburse Tenant only for direct, reasonable costs incurred by Tenant in designing, constructing and installing the 1090 Tenant Improvements in excess of the Allowance. The Additional Allowance shall be paid by Landlord in accordance with, and subject to, the terms and conditions provided in Section 2.7(a) above for the disbursement of the Allowance; provided, however, that the total amount of the Additional Allowance paid by Landlord shall be amortized over the initial Lease Term at an interest rate of eight percent (8%) per annum, and Tenant shall pay Landlord, as Additional Rent, equal monthly installments sufficient to repay such total amortized amount by the expiration of the initial Lease Term. Landlord shall have no obligation to pay any portion of the Additional Allowance for any 1090 Tenant Improvement work that has not been completed by December 31, 2007.”
     9. Early Access to 1090 Expansion Premises. Beginning on the date of this Amendment and continuing through the 1090 Expansion Premises Commencement Date, Tenant and its employees, agents, contractors, consultants, architects and designers shall have access to the 1090 Expansion Premises for purposes of designing improvements to the 1090 Expansion Premises to be constructed in the 1090 Expansion Premises by or for the benefit of Tenant after the 1090 Expansion Premises Commencement Date, provided that (a) such access shall not unreasonably interfere with Trident’s use or occupancy of the 1090 Expansion Premises , (b) in no event shall any construction by or for the benefit of Tenant commence in the 1090 Expansion Premises, or any of Tenant’s personal property or trade fixtures be moved into the 1090 Expansion Premises, prior to the 1090 Expansion Premises Commencement Date, and (c) Tenant shall release, waive, discharge, indemnify, hold harmless, defend and protect Landlord from and against any and all claims, losses, liabilities, and/or damages (including reasonable attorneys’ fees and costs) of any nature arising out of or in any way related to any acts or omissions of Tenant or any of its employees, agents, contractors, consultants, architects and designers in or about the 1090 Expansion Premises prior to the 1090 Expansion Premises Commencement Date.
     10. Brokerage Commissions. Tenant represents, warrants and agrees that, except for Ted Eyre of NAI BT Commercial and Alan Guterman of CPS (collectively, “Tenant’s Broker”), it has not had any dealings with any real estate broker(s), leasing agent(s), fmder(s) or salesmen with respect to the subject matter of this Amendment, and that, subject to the immediately following sentence, it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder’s fee by reason of the subject matter of this Amendment. For the transaction contemplated by this Amendment Landlord shall pay to Tenant’s Broker a procuring fee equal to six percent (6%) of the Base Monthly Rent payable with respect to the 1090 Expansion Premises through the Lease Expiration Date, payable one-half (1/2) upon execution of this Amendment and one-half (1/2) upon the 1090 Expansion Premises Commencement Date. Except as expressly provided in this Section 9 with respect to brokerage commissions payable with respect to this Amendment, Paragraph 14.2 of the Lease shall continue to apply and remain in full force and effect.
     11. Conflicts; No Other Amendment. In the event of a conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall control. Except as set forth in this Amendment, the provisions of the Lease remain in full force and effect.
     12. Entire Agreement. The Lease, as modified by this Amendment, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and may be further modified only by a writing signed by the parties hereto.
     13. Facsimile; Counterparts. This Amendment may be signed in multiple counterparts which, when signed by all parties, shall constitute a binding agreement. Landlord and Tenant agree that the delivery of an executed copy of this Amendment by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Amendment had been delivered.

           In Witness Whereof, the parties have caused this Amendment to be duly executed as of the Amendment Date.

iSTAR SUNNYVALE PARTNERS, L.P., a
Delaware	limited partnership, Landlord

By:	/s/ Erich Stiger

Its:	Senior Vice President

SILICON IMAGE, INC., a Delaware corporation, Tenant

By:	/s/ Robert Freeman

Its:	CPO

Schedule 1

1090 Expansion Premises

Sunnyvale Research Center
1090 East Arques Avenue
Sunnyvale, CA
FIRST FLOOR

Sunnyvale Research Center
1090 East Arques Avenue
Sunnyvale, CA
SECOND FLOOR